EXHIBIT 99.1

Mid Penn Bancorp, Inc. Reports Third Quarter Earnings and Declares Dividend

MILLERSBURG, Pa., Oct. 24, 2012 (GLOBE NEWSWIRE) -- Mid Penn Bancorp, Inc. ("Mid Penn") (Nasdaq:MPB), the parent company of Mid Penn Bank, today reported net income available to common shareholders for the quarter ended September 30, 2012 of $1,138,000, or $0.33 per common share, an increase of 13.3% over the net income available to common shareholders of $1,004,000, or $0.29 per common share, reported during the same period in 2011. Through the first nine months of 2012, Mid Penn's earnings available to common shareholders were $3,375,000, or $0.97 per common share, an increase of 20.3% over the $2,806,000 earnings available to common shareholders, or $0.81 per common share, during the same period in 2011.

2012 Financial Highlights
(dollars in thousands, except per share data)

	Quarter Ended				Year-to-Date Ended

			Change				Change
	9/30/2012	9/30/2011	$	%	9/30/2012	9/30/2011	$	%

Net Interest Income	$ 5,770	$ 5,619	$ 151	2.7%	$17,470	$16,192	$1,278	7.9%

Provision for Loan and Lease Losses	150	405	(255)	-63.0%	675	1,155	(480)	-41.6%

Total Noninterest Income	1,057	764	293	38.4%	2,726	2,227	499	22.4%

Total Noninterest Expense	5,082	4,534	548	12.1%	14,767	13,242	1,525	11.5%

Net Income Available to Common Shareholders	1,138	1,004	134	13.3%	3,375	2,806	569	20.3%

Diluted Earnings per Common Share	0.33	0.29	0.04	13.8%	0.97	0.81	0.16	19.8%

Return on Average Equity	8.91%	8.69%	N/A	2.5%	9.08%	8.53%	N/A	6.4%

President's Statement

I am pleased to report earnings available to common shareholders of $1,138,000 for the third quarter of 2012; our fifth consecutive quarter with over $1,000,000 in such earnings. Our performance in 2012 continues to be driven by steady improvement in cost of funds; a good year in most noninterest income business lines; continued stability in loan portfolio quality; and success in managing controllable noninterest expenses. While we are satisfied with a double digit percentage increase in earnings available to common shareholders over 2011, we know we can achieve more. We remain confident in our ability to deliver.

On behalf of the Board of Directors, I announce today that Mid Penn Bancorp, Inc. is declaring a cash dividend of $0.05 per share on our common stock based upon our results of operations for the third quarter of 2012. The dividend is payable November 26, 2012 to shareholders of record November 7, 2012.

Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements.  The review period for subsequent events extends up to and including the filing date of a public company's consolidated financial statements when filed with the Securities and Exchange Commission ("SEC").  Accordingly, the financial information in this announcement is subject to change.

SPECIAL CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

Certain of the matters discussed in this press release may constitute forward-looking statements for purposes of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Mid Penn to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. The words "expect", "anticipate", "intend", "plan", "believe", "estimate", and similar expressions are intended to identify such forward-looking statements.

Mid Penn's actual results may differ materially from the results anticipated in these forward-looking statements due to a variety of factors, including, without limitation:

  The effects of future economic conditions on Mid Penn and its customers;
  Governmental monetary and fiscal policies, as well as legislative and regulatory changes;
  The effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Financial Accounting Standards Board and other accounting standard setters;
  The risks of changes in interest rates on the level and composition of deposits, loan demand, and the values of loan collateral, securities and interest rate protection agreements, as well as interest rate risks;
  The effects of economic deterioration on current customers, specifically the effect of the economy on loan customers' ability to repay loans;
  The effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds and other financial institutions operating in Mid Penn's market area and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the internet;
  The costs and effects of litigation and of unexpected or adverse outcomes in such litigation;
  Technological changes;
  Acquisitions and integration of acquired businesses;
  The failure of assumptions underlying the establishment of reserves for loan and lease losses and estimations of values of collateral and various financial assets and liabilities;
  Acts of war or terrorism;
  Volatilities in the securities markets; and
  Deteriorating economic conditions.

All written or oral forward-looking statements attributable to Mid Penn are expressly qualified in their entirety by these cautionary statements.

The Mid Penn Bancorp, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6428

CONTACT: Rory G. Ritrievi
         President
         Chief Executive Officer

         Kevin W. Laudenslager
         Chief Financial Officer

         Mid Penn Bancorp, Inc.
         349 Union Street
         Millersburg, PA  17061
         (717) 692-2133